EXHIBIT (a)(1)(i)
OFFER TO PURCHASE

Offer to Purchase for Cash any and all of the outstanding 4% Convertible Senior Notes Due December 26, 2006 (CUSIP Nos. 131347BA3 and 131347AZ9)

of Calpine Corporation

________________________________________________________________________________

Calpine Corporation, a Delaware corporation, is offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Statement”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”) any and all of its outstanding 4% Convertible Senior Notes Due December 26, 2006 (the “Notes”) from each holder of Notes (each, a “Holder” and collectively, the “Holders”). The offer, on the terms set forth in this Statement and the Letter of Transmittal, is referred to as the “Offer.”

Subject to the terms and conditions of the Offer, Holders who properly tender their Notes at or prior to 5:00 p.m. New York City time on the Expiration Date, described below, will receive $1,000 for each $1,000 principal amount of Notes purchased pursuant to the Offer, plus accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment.

This Statement and the accompanying Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer. See the section titled “Incorporation of Documents by Reference.”

As of February 6, 2004, there was approximately $1.135 billion aggregate principal amount of Notes outstanding. Of that amount, we have previously repurchased approximately $652 million aggregate principal amount of Notes in open market and privately negotiated transactions, and the Offer is made with respect to the remaining $483 million aggregate principal amount of Notes held by third parties. The outstanding Notes are convertible into shares of our common stock at a conversion rate (subject to adjustment) of 55.3403 shares per $1,000 principal amount, which is equal to a conversion price of $18.07 per share. Our common stock is listed on the New York Stock Exchange under the symbol “CPN.” On February 6, 2004, the closing price of the Company’s common stock, as reported on the New York Stock Exchange was $5.86 per share.

THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 5 P.M., NEW YORK CITY TIME ON MARCH 9, 2004, UNLESS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). YOUR ACCEPTANCE OF THE OFFER MAY ONLY BE WITHDRAWN UNDER THE CIRCUMSTANCES DESCRIBED IN THIS STATEMENT AND IN THE LETTER OF TRANSMITTAL.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM PRINCIPAL AMOUNT OF NOTES BEING TENDERED. HOWEVER, THE OFFER IS SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS. SEE THE SECTION TITLED “TERMS OF THE OFFER — CONDITIONS TO THE OFFER.”

NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ANY OR ALL OF THEIR NOTES.

Questions and requests for assistance may be directed to Deutsche Bank Securities Inc. (the “Dealer Manager”) or MacKenzie Partners, Inc. (the “Information Agent”). Requests for additional copies of this Statement or the Letter of Transmittal should be directed to the Information Agent.

The Dealer Manager for the Offer is:

Deutsche Bank Securities

The date of this Offer to Purchase is February 9, 2004

TABLE OF CONTENTS

IMPORTANT	2
FORWARD-LOOKING STATEMENTS	3
WHERE YOU CAN FIND MORE INFORMATION	3
SUMMARY TERM SHEET	4
THE COMPANY	9
PURPOSE OF THE OFFER	9
SOURCE AND AMOUNT OF FUNDS	9
TRADING MARKET FOR THE NOTES AND COMMON STOCK	10
TERMS OF THE OFFER	10
CERTAIN SIGNIFICANT CONSIDERATIONS	17
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	18
THE DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT	23
INCORPORATION OF DOCUMENTS BY REFERENCE	23
MISCELLANEOUS	24

      THE OFFER IS NOT BEING MADE TO, NOR WILL NOTES BE ACCEPTED FOR PURCHASE FROM OR ON BEHALF OF, HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

IMPORTANT

      No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Statement, and, if given or made, such information or representations should not be relied upon as having been authorized by Calpine, the Dealer Manager, the Depositary, the Information Agent or the Trustee (as defined herein). This Statement and the related documents do not constitute an offer to buy or solicitation of an offer to sell Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, “Blue Sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Calpine by one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Statement and related documents nor any purchase of Notes will, under any circumstances, create any implication that the information contained in this Statement or such other documents is current as of any time after the date of such document.

      We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from repurchasing any of the Notes outside of the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We can not assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

      The CUSIP numbers referenced in this Statement have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of the Holders. None of Calpine, the Dealer Manager, the Depositary, the Information Agent or the Trustee is responsible for the selection or use of the above CUSIP numbers, and no representation is made as to their correctness on the Notes or as indicated in this Statement, the Letter of Transmittal or any other document.

FORWARD-LOOKING STATEMENTS

      This Statement and the documents that we incorporate by reference contain “forward-looking” statements, which include statements concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Holders are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements such as but not limited to: (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) unscheduled outages of operating plants; (iv) a competitor’s development of lower cost generating gas-fired power plants; (v) risks associated with marketing and selling power from power plants in the newly-competitive energy market; and (vi) other risks identified from time-to-time in our reports and registration statements filed with the SEC, including the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2002, and our periodic reports on Form 8-K dated July 16, 2003 (filed with the Commission on July 23, 2003) and October 23, 2003, which can be found on the Company’s website at www.calpine.com. The information on Calpine’s website does not constitute a part of this Statement.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information and reporting requirements of the Exchange Act, and, in accordance therewith, we file with the Securities and Exchange Commission (the “Commission” or the “SEC”) periodic reports and other information relating to our business, financial condition and other matters. We are required to disclose in such reports certain information as of particular dates, concerning operating results and financial condition, our officers and directors, the principal holders of our securities, any material interests of such persons in transactions with Calpine and other matters. These reports and other informational filings required by the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that makes available reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of such material may be obtained by mail, upon payment of the Commission’s customary fees, from the Commission’s principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

SUMMARY TERM SHEET

The following are answers to some of the questions that you, as a Holder, may have about the Offer. We urge you to read carefully the remainder of this Statement and the other documents that are incorporated in this document by reference because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and the documents incorporated by reference.

INFORMATION ABOUT THE OFFER

WHO IS OFFERING TO PURCHASE THE NOTES?

•	Calpine Corporation, a Delaware corporation, is offering to purchase the Notes.

WHAT CLASS OF SECURITIES IS SOUGHT IN THE OFFER?

•	We are offering to acquire any and all of our outstanding 4% Convertible Senior Notes Due 2006, which we refer to as the “Notes.” We issued the Notes under a Directors’ Certificate to Trustee, dated as of December 26, 2001, delivered pursuant to the Indenture, dated as of August 10, 2000, between us and Wilmington Trust Company, as Trustee. We refer to those documents together as the “Indenture.”

WHY IS CALPINE MAKING THE OFFER?

•	We are making the Offer in order to repurchase any or all of the outstanding Notes. We will deliver the Notes that we repurchase in the Offer to the Trustee for cancellation and those Notes will cease to be outstanding.

HOW MUCH IS CALPINE OFFERING TO PAY FOR THE NOTES?

•	We are offering to pay $1,000 in cash plus accrued and unpaid interest to, but not including, the payment date for each $1,000 principal amount of Notes. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

•	The Offer is not conditioned on a minimum principal amount of Notes being tendered. However, we may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and payment for, Notes tendered upon the occurrence of certain events, including material litigation, government investigations, national crisis or other events adversely affecting our business or the general markets. You should read the section titled “Terms of the Offer — Conditions to the Offer” for more information.

HOW MANY NOTES WILL CALPINE PURCHASE?

•	We will purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the Notes that are validly tendered and not properly withdrawn.

DOES CALPINE HAVE THE FINANCIAL RESOURCES TO REPURCHASE THE NOTES?

•	Yes. In November, 2003 and January, 2004, we issued and sold $900 million in aggregate principal amount of our 4.75% Contingent Convertible Notes due 2023. The net proceeds of the sales of such notes have been held in escrow and have been used, from time to time, to purchase the Notes in open market and privately negotiated transactions. We intend to use the remaining proceeds of those offerings currently held in escrow to repurchase the Notes accepted for payment pursuant to the Offer. You should read the section titled “Source and Amount of Funds” for more information.

WHAT IS THE MARKET VALUE OF THE NOTES?

•	There is no established reporting or trading system for the Notes. We believe that trading in the Notes has been limited and sporadic. Our common stock is listed on the New York Stock Exchange under the symbol “CPN.” On February 6, 2004, the closing price of our common stock, as reported on the New York Stock Exchange, was $5.86 per share.

WHAT IS THE PROCESS FOR TENDERING NOTES?

•	There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

•	If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Statement.

•	If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes.

•	If your Notes are held of record by The Depository Trust Company, or DTC, you may tender them through DTC’s Automated Tender Offer Program.

You should read the section titled “Terms of the Offer — Procedure for Tendering Notes” for more information on how to tender your Notes.

WHEN DOES THE OFFER EXPIRE?

•	The Offer expires at 5:00 p.m., New York City time, on March 9, 2004, unless we extend the Offer in our sole discretion.

MAY THE OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

•	We may extend the Offer until the conditions to the completion of the Offer described in the section titled “Terms of the Offer — Conditions to the Offer” are satisfied. We may amend the Offer in any respect by giving written notice of such amendment to the Depositary.

We may extend or amend the Offer in our sole discretion. If we extend the Offer we will delay the acceptance of any Notes that have been tendered. We may terminate the Offer under certain circumstances. You should read the section titled “Terms of the Offer — Extension, Waiver, Amendment and Termination” for more information.

HOW WILL HOLDERS OF NOTES BE NOTIFIED IF THE OFFER IS EXTENDED?

•	If we extend the Offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service. You should read the section titled “Terms of the Offer — Extension, Waiver, Amendment and Termination” for more information.

In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

WHEN WILL HOLDERS RECEIVE PAYMENT FOR TENDERED NOTES?

•	You will receive payment for your Notes promptly after the date on which we accept all Notes properly tendered and not validly withdrawn. Assuming the Offer is not extended, we expect the payment date for the Notes to be on or about March 10, 2004. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary. You should read the section titled “Terms of the Offer — General” for more information.

CAN HOLDERS WITHDRAW TENDERED NOTES?

•	You may withdraw your tendered Notes at any time on or before the Offer expires at 5:00 p.m., New York City time, on March 9, 2004 or, if the Offer is extended, the time and date when the extended Offer expires. You may also withdraw your Notes if we have not accepted them for payment by April 5, 2004.

HOW DO HOLDERS WITHDRAW PREVIOUSLY TENDERED NOTES?

•	To withdraw your previously tendered Notes, you must deliver a written or facsimile transmission notice of withdrawal, with the required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by again following the proper tender procedures. You should read the section titled “Terms of the Offer — Withdrawal of Tendered Notes” for more information on how to withdraw previously tendered Notes.

WHAT HAPPENS TO NOTES THAT ARE NOT TENDERED?

•	Any Notes that remain outstanding after the completion of the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. You should read the sections titled “Purpose of the Offer” and “Certain Significant Considerations.”

MAY HOLDERS STILL CONVERT NOTES INTO SHARES OF CALPINE COMMON STOCK?

•	Yes. However, if you tender your Notes in the Offer, you may convert your Notes only if you properly withdraw your Notes before your right to withdraw has expired. The Notes are convertible into shares of our common stock at the conversion rate (subject to adjustment) of 55.3403 shares of our common stock for each $1,000 principal amount of Notes, which is equal to a conversion price of $18.07 per share. Our common stock is listed on the New York Stock Exchange under the symbol “CPN.” On February 6, 2004, the closing price of our common stock, as reported on the New York Stock Exchange, was $5.86 per share.

WHAT ARE THE TAX CONSEQUENCES TO HOLDERS IF THEY TENDER THEIR NOTES?

•	Holders should consult their own tax advisors regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of the tendering of the

Notes pursuant to the Offer. A U.S. Holder who sells Notes to the Company pursuant to the Offer will generally recognize gain or loss in an amount equal to the difference between the amount received in exchange for the Notes and such Holder’s adjusted tax basis in the Notes sold. See “Certain United States Federal Income Tax Consequences — U.S. Holders.” Non-U.S. Holders should refer to “Certain United States Federal Income Tax Consequences — Non-US. Holders” and “Certain United States Federal Income Tax Consequences — Foreign Investment in Real Property Tax Act” for a discussion of certain U.S. federal income tax consequences applicable to Non-U.S. Holders (including, for this purpose, foreign partnerships) who tender their Notes pursuant to the Offer, including the possible imposition of a 10% withholding tax and the taxation of any gain recognized on the sale.

DO HOLDERS HAVE TO PAY A BROKERAGE COMMISSION FOR TENDERING NOTES?

•	No brokerage commissions are payable by Holders to Calpine, the Dealer Manager, the Trustee, the Depositary or the Information Agent in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

WHERE CAN HOLDERS GET MORE INFORMATION REGARDING THE OFFER?

•	If you have any questions or requests for assistance or for additional copies of this Statement or the Letter of Transmittal, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, at (800) 322-2885 or (212) 929-5500. You may also contact us by writing or call us at Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, attention: Lisa M. Bodensteiner, Assistant Secretary, telephone: (408) 995-5115. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

IS CALPINE MAKING ANY RECOMMENDATION ABOUT THE OFFER?

•	Neither we nor the Dealer Manager, the Depositary, the Information Agent or the Trustee makes any recommendation as to whether or not you should tender your Notes pursuant to the Offer. Holders should determine whether or not to tender their Notes pursuant to the Offer based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

INFORMATION ABOUT THE NOTES

WHAT IS THE AMOUNT OF CURRENTLY OUTSTANDING NOTES?

•	As of February 6, 2004, there was approximately $1.135 billion aggregate principal amount of Notes outstanding. Of that amount, we have previously repurchased approximately $652 million aggregate principal amount of Notes in open market and privately negotiated transactions, and the Offer is made with respect to the remaining $483 million aggregate principal amount of Notes held by third parties.

WHAT IS THE CONVERSION RATE OF THE NOTES?

•	The Notes are convertible into shares of our common stock at a conversion rate of 55.3403 shares for each $1,000 principal amount of Notes, equal to a conversion price of $18.07 per share. On February 6, 2004, the closing price of our common stock, as reported on the New York Stock Exchange, was $5.86 per share. You may convert your Notes at any time prior to 5 p.m. New York City time on December 24, 2006, unless we have previously repurchased the Notes. You may convert your Notes called for redemption up to and including the business day immediately preceding the day fixed for redemption.

DO HOLDERS HAVE ANY RIGHTS TO REQUIRE CALPINE TO REPURCHASE THE NOTES?

•	Holders have the right to require us to repurchase all or a portion of the Notes on December 26, 2004 at 100% of their principal amount plus any accrued and unpaid interest to the repurchase date. We may choose to pay the repurchase price in cash or shares of our common stock, or a combination of cash and shares of our common stock. If we pay the repurchase price with shares of our common stock, the common stock will be valued at 100% of the average closing sales prices of our common stock for the five trading day period ending on the third business days prior to the repurchase date. If we undergo a change of control, Holders have the right to require us to repurchase all or a portion of the Notes at 100% of their principal amount plus any accrued and unpaid interest to the repurchase date. We may pay such purchase price either in cash or, if we satisfy the conditions set forth in the Indenture, in shares of our common stock. If we pay such repurchase price in common stock, the common stock will be valued at 95% of the average closing prices of our common stock for the five trading day period ending on the third business day prior to the repurchase date.

In this Statement, “Calpine Corporation,” “Calpine,” “we,” “us” and “our” refer to Calpine Corporation and its consolidated subsidiaries, unless the context requires otherwise.

THE COMPANY

      Calpine is a leading North American power company engaged in the development, construction, ownership and operation of power generation facilities and the sale of electricity predominantly in the United States, but also in Canada and the United Kingdom. Calpine focuses on two efficient and clean types of power generation technologies, which are natural gas-fired combustion and geothermal. Calpine has brought on-line 16,848 megawatts (“MW”) of new, clean burning natural gas power plants in the past three years and currently leases and operates the largest fleet of geothermal power plants in the world. Calpine was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN.

      Power Plants and Natural Gas Assets. Currently, Calpine owns interests in 88 power plants having a net capacity of 22,125 MW. It also has 12 gas-fired projects and two project expansions currently under construction having a net capacity of 7,863 MW. The completion of these new projects would give Calpine interests in 100 power plants located in 22 states, three Canadian provinces and the United Kingdom, having net capacity of 29,988 MW. Of this total generating capacity, 97% will be attributable to gas-fired facilities and 3% will be attributable to geothermal facilities. Calpine also has in place an experienced gas production management team that manages nearly 1.0 trillion cubic feet equivalent of proved gas reserves located in several major oil and gas producing regions across North America. Calpine is currently capable of producing over 285 million cubic feet equivalent of natural gas per day, and owns or controls approximately 975,275 net undeveloped acres that are available for future exploration or drilling activity.

      Calpine Energy Services. Calpine’s wholly-owned subsidiary Calpine Energy Services (“CES”) is focused on managing the value of Calpine’s physical power generation and gas production assets. CES provides the trading and risk management services needed to schedule Calpine’s power sales and to make sure fuel is delivered to Calpine’s power plants on time to meet delivery requirements and to optimize the value of Calpine’s power and gas assets. As a general goal, Calpine seeks to have 65% of its available capacity sold under long-term contracts or hedged by CES.

      Power Contract Portfolio. As of September 30, 2003, Calpine’s contractual portfolio consisted of 157 contracts covering 85 customers with a weighted average investment grade credit rating. The weighted average life of the contracts in the portfolio is approximately seven years. As of September 30, 2003, Calpine had approximately 46% of its available capacity sold for 2004.

PURPOSE OF THE OFFER

      We are making the Offer in order to acquire any or all of the outstanding Notes that we have not already repurchased in open market or privately negotiated transactions. We will deliver the Notes that we purchase in the Offer to the Trustee for cancellation, and those Notes will cease to be outstanding. Any Notes that remain outstanding after the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. We are not seeking the approval of Holders for any amendment to the Notes or the Indenture.

SOURCE AND AMOUNT OF FUNDS

      In November, 2003 and January, 2004, we issued and sold $900 million in aggregate principal amount of our 4.75% Contingent Convertible Notes due 2023 (the “New Notes”). The net proceeds of the sales of the New Notes have been held in escrow pursuant to an escrow agreement between us and Wilmington Trust Company, as escrow agent, and have been used, from time to time, to purchase the Notes in open market and privately negotiated transactions. We intend to use the remaining escrowed funds to repurchase the Notes accepted for payment pursuant to the Offer.

      As of February 6, 2004, there was approximately $508 million of escrowed funds on deposit with the escrow agent. If all outstanding Notes are purchased in the Offer, we estimate that we will require approximately $485 million to pay for the Notes purchased in the Offer and the related costs and expenses of the Offer.

TRADING MARKET FOR THE NOTES AND COMMON STOCK

      The Notes are eligible for trading on The Portal Market of the National Association of Securities Dealers, Inc. However, there is no established public reporting or trading system for the Notes and trading in the Notes has been limited and sporadic.

      Our common stock is listed on the New York Stock Exchange under the symbol “CPN.” The table below sets forth the range of intraday high and low prices of our common stock as reported on the New York Stock Exchange for the periods indicated.

	High	Low

2002
Quarter ended March 31, 2002	$17.28	$6.15
Quarter ended June 30, 2002	$13.55	$5.30
Quarter ended September 30, 2002	$7.29	$2.36
Quarter ended December 31, 2002	$4.69	$1.55
2003
Quarter ended March 31, 2003	$4.21	$2.51
Quarter ended June 30, 2003	$7.25	$3.33
Quarter ended September 30, 2003	$8.03	$4.76
Quarter ended December 31, 2003	$5.25	$3.28
2004
Quarter ended March 31, 2004 (through February 6, 2004)	$6.33	$4.81

      On February 6, 2004, the last full trading day before the announcement of the Offer, the last reported sale price of the shares as reported on the New York Stock Exchange was $5.86. We urge you to obtain current market quotations for our common stock.

TERMS OF THE OFFER

General

      Upon the terms and subject to the conditions set forth in this Statement and in the related Letter of Transmittal (which, together with this Statement and any amendments or supplements hereto or thereto, collectively constitute the “Offer”), including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we are offering to purchase for cash any and all of the outstanding Notes at a repurchase price of $1,000 for each $1,000 principal amount of Notes plus accrued interest to, but excluding, the payment date. You will not be required to pay a commission to the Depositary, the Information Agent, or the Trustee in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

      We expressly reserve the right, but will not be obligated to:

•	terminate the Offer and not accept for payment and purchase the tendered Notes and promptly return all tendered Notes to tendering Holders, subject to the conditions set forth below;

•	waive all the unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered on or before the Expiration Date and not validly withdrawn;

•	extend the Expiration Date at any time; or

•	amend the Offer.

      Our right to delay acceptance for payment of Notes tendered pursuant to the Offer or the payment for Notes accepted for purchase is subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer. The Offer will expire at 5:00 p.m., New York City time, on March 9, 2004, unless we extend it in our sole discretion. You should read the sections titled “— Conditions to the Offer” and “— Extension, Waiver, Amendment and Termination” below.

      For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Notes validly tendered and not properly withdrawn if, as and when we give written notice to the Depositary of our acceptance for payment of such Notes. We will deposit the aggregate purchase price for the Notes purchased in the Offer with the Depositary, which will act as agent for the tendering Holders for the purpose of transmitting payments to the tendering Holders. Notes purchased pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all Notes properly tendered and not withdrawn.

      We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the Notes validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the Notes validly tendered. However, the transfer or assignment will not relieve us of our obligations under the Offer and will not prejudice Holders’ rights to receive the purchase price in exchange for the Notes validly tendered and accepted for payment.

      NONE OF CALPINE, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFER.

      There are three ways to tender your Notes, depending on the manner in which your Notes are held:

•	If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary, and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Statement;

•	If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes; or

•	If your Notes are held of record by DTC, you may tender them through DTC’s Automated Tender Offer Program.

      A HOLDER WITH NOTES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT AND INSTRUCT THAT

BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH HOLDER DESIRES TO TENDER THOSE NOTES. TO BE VALID, TENDERS MUST BE RECEIVED BY THE DEPOSITARY ON OR BEFORE THE EXPIRATION DATE.

Procedure For Tendering Notes

      Valid Tender. For a Holder to validly tender Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Statement on or before the Expiration Date. In addition, on or before the Expiration Date, either:

•	certificates for tendered Notes must be received by the Depositary at such address; or

•	such Notes must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal.

      The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

      Only Holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer or contained in this Statement, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message and other documents required by the Letter of Transmittal including, in the case of a Non-U.S. Holder (as defined below and including, for this purpose, a foreign partnership) tendering through DTC whose ownership of the Notes has exceeded the 5% threshold described in “Certain United States Federal Income Tax Consequences — Foreign Investment in Real Property Tax Act,” such Non-U.S. Holder’s notification to the Depositary to that effect. See “Procedure for Tendering Notes — FIRPTA Withholding” and “Certain United States Federal Income Tax Consequences — Foreign Investment in Real Property Tax Act” below.

      If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the Notes must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the Notes on behalf of the registered Holder, in any case signed exactly as the name of the registered Holder appears on the Notes, with the signatures on the certificates or instruments of transfer guaranteed as described below.

      Need for Signature Guarantee. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, unless the tendered Notes are tendered:

•	by the registered Holder of such Notes, or by a participant in DTC whose name appears on a Note position listing as the owner of such Notes, and that Holder has not completed either of the boxes titled “A. Special Issuance/ Delivery Instructions” or “B. Special Payment Instructions” on the Letter of Transmittal; or

•	for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

      Book-Entry Delivery of the Notes. Within two business days after the date of this Statement, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the Expiration Date at one of its addresses set forth on the back cover of this Statement. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

      General. The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute:

•	the tendering Holder’s acceptance of the terms and conditions of the Offer; and

•	a representation and warranty by the tendering Holder that:

•	such Holder has the full power and authority to tender, sell, assign and transfer the tendered Notes;

•	when the same are accepted for payment by us, we will acquire good and unencumbered title to such Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights; and

•	unless notification to the contrary is provided to the Depositary, such Holder is not a Non-U.S. Holder (including, for this purpose, a foreign partnership) whose ownership of the Notes has exceeded the 5% threshold described in “Certain United States Federal Income Tax Consequences — Foreign Investment in Real Property Tax Act.”

      The acceptance for payment by us of Notes will constitute a binding agreement between us and the tendering Holder upon the terms and subject to the conditions of the Offer.

      THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATES FOR NOTES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF A HOLDER CHOOSES TO DELIVER BY MAIL, THE RECOMMENDED METHOD IS BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

      Form and Validity. All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

      FIRPTA Withholding. Calpine will withhold 10% of the amount realized by a Non-U.S. Holder (including, for this purpose, a foreign partnership) whose ownership of the Notes exceeds a certain threshold (the “FIRPTA Withholding”) and report such Withholding to the Internal Revenue Service. In order to avoid the FIRPTA Withholding, (1) each U.S. Holder must submit a properly completed Substitute Form W-9 (enclosed with the Letter of Transmittal), signed under penalties of perjury, certifying that it is not a foreign person and (2) each Non-U.S. Holder (including, for this purpose, a foreign partnership) must submit a properly completed FIRPTA Certificate (enclosed with the Letter of Transmittal), signed under penalties of perjury, certifying that its ownership of the Notes has not exceeded the 5% threshold described in “Certain United States Federal Income Tax Consequences — Foreign Investment in Real Property Tax Act.” If the Notes are held of record by DTC, the Holder, by tendering the Notes, shall be deemed to have certified, represented and warranted to Calpine that it is not a Non-U.S. Holder (including, for this purpose, a foreign partnership) whose ownership of the Notes has exceeded such threshold unless such Non-U.S. Holder provides the letter described in the following sentence. If the Notes are held of record by DTC and the Holder is a Non-U.S. Holder (including, for this purpose, a foreign partnership) whose ownership of the Notes has exceeded such threshold, such Non-U.S. Holder is required to submit a letter substantially in the form of the FIRPTA Notification Letter (enclosed with the Letter of Transmittal) to the Depositary.

      Holders should refer to “Certain United States Federal Income Tax Consequences — Foreign Investment in Real Property Tax Act” and are urged to consult their own tax advisors regarding the FIRPTA Withholding and the certifications described above.

Withdrawal of Tendered Notes

      When Notes may be Withdrawn. You may withdraw your tendered Notes at any time on or before the Expiration Date. You may also withdraw your Notes if we have not accepted them for payment by April 5, 2004. A withdrawal of previously tendered Notes may not be rescinded. Any Notes properly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Notes are properly re-tendered.

      Holders who have withdrawn their previously tendered Notes may re-tender Notes at any time on or before the Expiration Date, by following one of the procedures described in “— Procedure for Tendering Notes.” In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder.

      Procedure for Withdrawing Notes. For a withdrawal of Notes to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Statement. The withdrawal notice must:

•	specify the name of the person who tendered the Notes to be withdrawn;

•	contain a description of the Notes to be withdrawn;

•	specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes; and

•	be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

      Alternatively, the withdrawal notice must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, any such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered Holder, if different from that of the tendering Holder or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

      If a Holder tenders its Notes in the Offer, such Holder may convert its Notes only if such Holder withdraws its Notes prior to the time such Holder’s right to withdraw has expired. The Notes are convertible into shares of our common stock at a conversion rate (subject to adjustment) of 55.3403 shares per $1,000 principal amount, which is equal to a conversion price of $18.07 per share.

      Form and Validity. All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Conditions to the Offer

      The Offer is not conditioned on a minimum principal amount of Notes being tendered. Notwithstanding any other provision of the Offer, we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and payment for, Notes tendered, subject to the rules under the Exchange Act, if at any time before the Expiration Date, any of the following events have occurred (or been determined by us to have occurred) that in our sole judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with acceptance of the Notes for payment:

(i) there is pending or has been threatened or instituted any action, proceeding or investigation by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which (a) challenges the making of the Offer, the acquisition of Notes pursuant to the Offer or otherwise relates in any manner to the Offer or (b) in our reasonable judgment, could have a material adverse effect on the business, financial condition, income, operations or prospects of Calpine and its subsidiaries, taken as a whole (a “Material Adverse Effect”);

(ii) there has been any material adverse development, in our reasonable judgment, with respect to any action, proceeding or investigation concerning Calpine existing on the date hereof;

(iii) a statute, rule, regulation, judgment, order, stay or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or that could have a Material Adverse Effect;

(iv) there has been or is likely to occur any event or series of events that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to Calpine of the Offer, or otherwise result in the consummation of the Offer not being, or not being reasonably likely to be, in the best interests of Calpine;

(v) there has been (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities in the United States securities or financial markets for a period in excess of 24 hours, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether of not mandatory), (d) a commencement of a war, armed hostilities, act of terrorism or other national or international crisis, (e) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (f) any material change in the United States currency exchange rates or a suspension of, or limitations on, the markets therefor (whether or not mandatory) or (g) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(vi) there has been or is likely to occur any change or development, including without limitation, a change or development involving a prospective change, in or affecting the business or financial affairs of Calpine and its subsidiaries which, in our reasonable judgment, could or might prohibit, restrict or delay consummation of the Offer or impair the contemplated benefits of the Offer to Calpine or might be material in deciding whether to accept any tenders of Notes.

      IMPORTANT: The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion prior to the Expiration Date. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Extension, Waiver, Amendment and Termination

      We expressly reserve the right, in our sole discretion at any time or from time to time, subject to applicable law:

•	to extend the Expiration Date and thereby delay acceptance for payment of, and the payment for, any Notes, by giving written notice of such extension to the Depositary and making a public announcement of the extension;

•	to amend the Offer in any respect, by giving written notice of such amendment to the Depositary and making a public announcement of the amendment; or

•	to waive in whole or in part any condition to the Offer and accept for payment and purchase all Notes validly tendered and not validly withdrawn before the Expiration Date.

      We expressly reserve the right, in our sole discretion, to terminate the Offer. If any of the events set forth under “— Conditions to the Offer” have occurred, we reserve the right, in our sole discretion, to (i) terminate the Offer and reject for payment and not pay for any Notes tendered that we have not already accepted for payment and paid for and (ii) subject to applicable law, postpone payment for any tendered Notes. If we elect to terminate the Offer or postpone payment for tendered Notes, we will give written notice to the Depositary and make a public announcement of such termination or postponement. Our reservation of the right to delay payment for Notes that we have accepted for payment is limited by Section 13e-4(f)(5), which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Offer.

      If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

      We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

      If we terminate the Offer, we will give immediate notice of the termination to the Depositary, and all Notes previously tendered will be returned promptly to the tendering Holders thereof. If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to Holders of Notes who have validly tendered their Notes in the Offer.

CERTAIN SIGNIFICANT CONSIDERATIONS

      In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Statement and the documents that we incorporate by reference into this Statement, including the important factors described in “Forward-Looking Statements.” These are not the only risks we face. Any of such risks, as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the Notes to decline, which in turn could cause you to lose all or part of your investment.

      Limited Trading Market. The Notes are not listed on any national or regional securities exchange. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers with respect to current information regarding the Notes. To the extent that some but not all of the Notes are purchased pursuant to the Offer, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (the “float”) may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of Notes that are not accepted for payment pursuant to the Offer more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected. Holders of Notes not purchased in the Offer may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that any trading market will exist for such Notes following consummation of the Offer. The extent of the public market for the Notes following consummation of the Offer depends upon the number of Holders remaining at such time, the interest in maintaining a market in such Notes on the part of securities firms and other factors.

      Existence of Debt. We have now, and after consummating the Offer, will continue to have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to us including

•	limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation;

•	limiting our ability or increasing the costs to refinance indebtedness; and

•	limiting our ability to enter into marketing, hedging, optimization and trading transactions by reducing the number of counterparties with whom we can enter into such transactions as well as the volume of those transactions.

      If an event of default were to occur under our existing or future financing agreements, the lenders under such agreements may be able to discontinue lending, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies, or declare all borrowings outstanding thereunder to be due and payable. In additional, the lenders could terminate any commitments they had made to supply us with further funds.

      Ranking of Notes. The Notes that remain outstanding upon consummation of the Offer will remain obligations of the Company with regard to payments of principal, interest and premium. In the event of bankruptcy, liquidation or reorganization of Calpine, the assets of Calpine pledged to secure indebtedness will be available to pay obligations on such Notes only after all secured indebtedness has been paid in full from the assets securing the secured obligations, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.

      Effective Subordination. Substantially all of our operations are conducted through our subsidiaries and other affiliates. As a result, we depend almost entirely upon their earnings and cash flow to service our indebtedness, including our ability to pay the interest on and principal of the Notes. The financing agreements of certain of our subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions, or otherwise transfer funds to us prior to the payment of other obligations, including operating expenses lease payments and reserves. None of our subsidiaries or affiliates guarantee the Notes. Because our subsidiaries and other affiliates are separate and distinct legal entities, they will have no obligation to pay any amounts due on the Notes. As a result, any Notes that remain outstanding after the Offer will be effectively subordinated to all present and future debts and other liabilities (including trade payables) of our subsidiaries and other affiliates upon their liquidation or reorganization.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain of the material U.S. federal income tax consequences related to a sale of Notes by U.S. Holders pursuant to the Offer. Unless otherwise stated, this summary deals only with U.S. Holders who hold the Notes as capital assets.

      As used herein, “U.S. Holders” are any beneficial owners of Notes that are, for U.S. federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. Holders. As used herein, “Non-U.S. Holders” are beneficial owners of Notes, other than partnerships, that are not U.S. Holders as defined above. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of a sale of Notes pursuant to the Offer.

      This summary does not describe all of the tax consequences that may be relevant to a Holder in light of its particular circumstances. For example, it does not deal with special classes of Holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers or traders in securities or currencies, or tax-exempt investors. It also does not discuss Notes held as part of a hedge, straddle, “synthetic security,” or other integrated transaction. This summary does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain United States expatriates or (iii) shareholders, partners or beneficiaries of a holder of Notes. Further, it does not include any description of any alternative minimum tax consequences, estate or gift tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Notes.

      This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

      Holders should consult their own tax advisors regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of tendering the Notes pursuant to the Offer.

U.S. Holders

Gain or Loss Upon Sale

      The sale of a Note by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules discussed below, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale of a Note and the U.S. Holder’s adjusted tax basis in the Note sold. The amount realized on the sale of a Note pursuant to the Offer will be equal to the amount of cash received in exchange for the Note (other than amounts attributable to accrued but unpaid interest).

      Under the market discount rules, a portion of the amount realized on the sale of a Note which was acquired by the Holder with market discount may be characterized as ordinary income rather than capital gain. Market discount is equal to the excess of the face amount of a Note over the Holder’s tax basis in such Note immediately after its acquisition by such Holder. Unless the U.S. Holder has elected to include market discount in income currently as it accrues or the market discount comes within a statutory de minimis exception, any gain realized by a U.S. Holder on the sale of a Note having market discount will be treated as ordinary income to the extent of the market discount that has accrued while such Note was held by the U.S. Holder.

      Generally, a U.S. Holder’s adjusted tax basis in a Note will be equal to the cost of the Note. If applicable, a Holder’s tax basis in a Note would also be increased by any market discount previously included in income by such Holder pursuant to an election to include market discount in gross income currently as it accrues, and reduced by the accrual of any amortizable bond premium which the Holder has previously elected to deduct from gross income.

      In the case of a U.S. Holder other than a corporation, preferential tax rates may apply to capital gain recognized on the sale of a Note if the Holder’s holding period for the Note exceeds one year. To the extent the amount realized is less than the U.S. Holder’s adjusted tax basis, the Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

Accrued Unpaid Interest

      If a Holder receives amounts attributable to any accrued unpaid interest on a Note, such amounts will be ordinary income to the Holder unless such Holder has previously included such amounts in income under its regular method of accounting, or otherwise has a tax basis in such interest.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to the payment of the gross proceeds of the Offer to a U.S. Holder of Notes and a backup withholding tax may apply to such payments if the U.S. Holder fails to comply with certain identification requirements. The backup withholding tax rate is currently 28%. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

Gain or Loss Upon Sale

      A Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain realized on the sale of a Note if (1) the gain is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder, (2) in the case of a Non-U.S. Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a “tax home” in the United States or (B) the disposition is attributable to an office or other fixed place of business maintained by such Holder in the United States, or (3) the Non-U.S. Holder does not qualify for certain exemptions available to Holders of interests in United States real property holding corporations (see discussion below under “Foreign Investment in Real Property Tax Act”).

      If an individual Non-U.S. Holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from the sale in the same manner as a U.S. Holder. If an individual Non-U.S. Holder falls under clause (2) above, such individual generally will be subject to a 30% tax on the gain derived from the sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year of the sale are urged to consult their tax advisors as to the tax consequences of such sale. If a Non-U.S. Holder falls under clause (3) above, such Holder will generally be taxed on the net gain derived from the sale in the same manner as a U.S. Holder and will also be subject to a 10% withholding tax on the amount realized from the sale (see discussion below under “Foreign Investment in Real Property Tax Act”). Any amounts withheld pursuant to the preceding sentence may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Holder to a refund provided that the required information is furnished to the Internal Revenue Service. If a Non-U.S. Holder that is a foreign corporation falls under clause (1) or (3), it generally will be taxed on the net gain derived from the sale in the same manner as a U.S. Holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Non-U.S. Holders who may fall under clause (1), (2) or (3) above should consult their own tax advisors concerning the United States tax consequences of a sale of the Notes pursuant to the Offer and the availability of a credit or a refund for any amounts withheld.

Accrued Unpaid Interest

      Amounts received by a tendering Non-U.S. Holder attributable to accrued but unpaid interest on the Notes will not be subject to U.S. federal income or withholding tax if such amounts are not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and the Non-U.S. Holder (1) does not actually or constructively own 10% of more of the total combined voting power of all classes of Calpine’s stock entitled to vote; (2) is not a controlled foreign corporation that is related to Calpine through stock ownership; (3) is not a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (4) either (A) certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Form W-8BEN, W-8ECI or a suitable substitute form or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the Notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor’s agent with a copy thereof. The applicable Treasury Regulations also provide alternative methods for satisfying the certification requirements of clause (4), above. If a Non-U.S. Holder holds the Notes through certain foreign intermediaries or partnerships, such Holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury Regulations.

      Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder will be taxed with respect to amounts attributable to interest paid on the Notes in the same manner as a U.S. Holder if such amounts are effectively connected with a United States trade or business of the Non-U.S. Holder. Effectively connected income received or accrued by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty). Although effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Non-U.S. Holder delivers a properly executed Form W-8ECI (or successor form) to the payor or the payor’s agent.

Information Reporting and Backup Withholding

      United States backup tax withholding will not apply to interest payments to a Non-U.S. Holder if the requirements described in clause (4) in the first paragraph of “— Accrued Unpaid Interest” above are satisfied with respect to the Holder unless the payor has actual knowledge or reason to know that the Holder is a United States person. Information reporting requirements may apply with respect to interest payments on the Notes, in which event the amount of interest paid and tax withheld (if any) with respect to each Non-U.S. Holder will be reported annually to the Internal Revenue Service. Information reporting requirements and backup tax withholding will not apply to any payment of the proceeds of the sale of Notes effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury Regulations, unless such broker (1) is a United States person as defined in the Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States to a Non-U.S. Holder by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting requirements but not backup withholding tax (unless the payor has actual knowledge that the payee is a United States person). Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner satisfies certain certification requirements or otherwise establishes an exemption.

Foreign Investment in Real Property Tax Act

      Under the Foreign Investment in Real Property Tax Act, subject to certain exceptions, any person who acquires a “United States real property interest” (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A “United States real property interest” generally includes any stock and convertible debt issued by a United States corporation unless it is established under specified procedures that the corporation is not (and was not for the prior five-year period) a “United States real property holding corporation.” We believe it is likely that we are a United States real property holding corporation. Accordingly, except as provided in the following paragraph, Calpine will withhold 10% of the amount realized by tendering Holders on the sale of a Note pursuant to the Offer. Any amounts withheld pursuant to the preceding sentence may be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle the Holder to a refund provided that the required information is furnished to the Internal Revenue Service.

      A Non-U.S. Holder (including, for this purpose, a foreign partnership) will not be subject to taxable gain as described above, however, if, on each date that the Non-U.S. Holder acquired Notes, such Non-U.S. Holder’s beneficial and/or constructive ownership of the Notes (measured by fair market value) did not exceed 5% of the total fair market value of Calpine’s common stock on such date. In order to avoid withholding by Calpine of 10% of the amount realized by a Holder on the sale of a Note pursuant to the Offer, (i) a U.S. Holder must provide the Depositary with a properly completed Form W-9 (or suitable substitute) certifying, under penalties of perjury, that it is not a foreign person and (ii) a Non-U.S. Holder (including, for this purpose, a foreign partnership) must provide the Depositary with a statement certifying, under penalties of perjury, that its ownership of the Notes has not exceeded the 5% ownership threshold described above. If the Notes are held of record by DTC, each Holder tendering through DTC shall be deemed to have certified, represented and warranted to Calpine that it is not a Non-U.S. Holder (including, for this purpose, a foreign partnership) whose ownership of the Notes has exceeded the 5% threshold described above unless such Non-U.S. Holder provides the letter described in the following sentence. If the Notes are held of record by DTC and the Holder is a Non-U.S. Holder (including, for this purpose, a foreign partnership) whose ownership of the Notes has exceeded such threshold, the Holder is required to submit a letter substantially in the form of the FIRPTA Notification Letter (enclosed with the Letter of Transmittal) to the Depositary. Non-U.S. Holders are strongly encouraged to consult their own tax advisor concerning the United States tax consequences of a sale of Notes pursuant to the Offer.

      The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a Holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the sale of Notes pursuant to the Offer, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

THE DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT

Dealer Manager

      Deutsche Bank Securities Inc. is acting as the Dealer Manager for Calpine in connection with the Offer and has provided certain financial advisory services to Calpine in connection with the Offer for which it will receive customary fees. Pursuant to the Dealer Manager Agreement, Calpine will reimburse Deutsche Bank Securities Inc. for out-of-pocket expenses. Calpine has agreed to indemnify Deutsche Bank Securities Inc. and its affiliates against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

      Deutsche Bank Securities Inc. and its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory services and other commercial dealings in the ordinary course of business with us. They have received, and expect to receive, customary fees and commissions for these transactions. At any time, Deutsche Bank Securities Inc. may trade the Notes or our common stock for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Notes or our common stock.

      Any Holder who has questions concerning the terms of the Offer may contact the Dealer Manager at the address set forth on the back cover page of this Statement.

Depositary and Information Agent

      The Depositary for the Offer is Wilmington Trust Company. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Statement. The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement of out-of-pocket expenses. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

      MacKenzie Partners, Inc. is acting as the Information Agent for the Company in connection with the Offer. The Company will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer should be directed to the address or telephone number set forth on the back cover page of this Statement.

      Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Manager, in connection with the solicitation of tenders of Notes pursuant to the Offer.

INCORPORATION OF DOCUMENTS BY REFERENCE

      We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this Statement. We incorporate by reference the following documents, which we have filed with the SEC (File No. 001-12079):

•	our Tender Offer Statement on Schedule TO filed with the SEC on February 9, 2004;

•	the Indenture, dated as of August 10, 2000, between the Company and Wilmington Trust Company, as Trustee filed as Exhibit 4.1 to our Registration Statement on Form S-3, filed with the SEC on January 17, 2002;

•	the Certificate of Calpine Directors to Trustee under Trust Indenture, dated as of December 26, 2001, filed as Exhibit 4.4 to our Registration Statement on Form S-3, filed with the SEC on April 5, 2002.

•	the section titled “Description of Notes” from Amendment No. 1 to our Registration Statement on Form S-3, filed with the SEC on June 19, 2002;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2003;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2003; and

•	our Current Reports on Form 8-K filed on January 23, 2003, January 24, 2003, February 11, 2003, February 14, 2003, March 4, 2003, March 12, 2003, April 17, 2003, May 7, 2003, May 13, 2003, May 14, 2003, May 20, 2003, May 27, 2003, June 3, 2003, June 5, 2003, June 13, 2003, June 18, 2003, June 24, 2003, June 26, 2003, June 26, 2003, July 11, 2003, July 16, 2003, July 16, 2003, July 17, 2003, July 23, 2003, July 24, 2003, August 1, 2003, August 7, 2003, August 15, 2003, August 26, 2003, August 28, 2003, September 4, 2003, September 26, 2003, September 29, 2003, October 1, 2003, October 8, 2003, October 8, 2003, October 16, 2003, October 22, 2003, October 23, 2003, November 6, 2003, November 6, 2003, November 7, 2003, November 12, 2003, , November 17, 2003, November 20, 2003, November 26, 2003, December 5, 2003, December 15, 2003, January 6, 2004, January 9, 2004, January 9, 2004, January 20, 2004, January 29, 2004, February 3, 2004, February 4, 2004 and February 6, 2004.

      You may request a copy of these filings, at no cost to you, by writing or telephoning us at: Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, attention: Lisa M. Bodensteiner, Assistant Secretary, telephone: (408) 995-5115. If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents. These documents are also available from the SEC’s public reference room and Internet site referred to in the section titled “Where You Can Find More Information.”

MISCELLANEOUS

      Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the sections titled “Incorporation of Documents by Reference” and “Where You Can Find More Information.”

      The Offer is being made to all Holders of Notes. We are not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If we become aware of any jurisdiction where the making of the Offer is so prohibited, we will make a good faith effort to comply with any such statute. If, after such good faith effort, we cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders in such jurisdiction.

      The statements contained herein are made as of the date hereof, and the delivery of this Statement and the accompanying materials will not, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

THE DEPOSITARY FOR THE OFFER IS:

Rodney Square North

1100 North Market Street
Wilmington, Delaware 19890
Attention: Alisha Clendaniel

By Facsimile Transmission

(302) 636-6470

For Information or Confirmation by Telephone

(302) 636-4145

Any questions regarding the terms and conditions of the Offer may be directed to the Dealer Manager.

THE DEALER MANAGER FOR THE OFFER IS:

DEUTSCHE BANK SECURITIES

60 Wall Street
New York, New York
10005

Any questions or requests for assistance or additional copies of this Statement, the Letter of Transmittal or other materials may be directed to the Information Agent at the telephone number and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

THE INFORMATION AGENT FOR THE OFFER IS: